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                                                                    EXHIBIT 99.2

LYNX ANNOUNCES WORKFORCE REDUCTION

April 18, 2002

Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today a reduction of approximately 30% in its domestic workforce. This reduction in workforce is expected to direct Lynx's financial and human resources toward the further commercial expansion of its genomics technologies-principally Massively Parallel Signature Sequencing, or MPSS(TM), which provides comprehensive and quantitative digital gene expression data important to modern systems biology research. Lynx also expects to focus on the development of its Protein ProFiler(TM) proteomics technology. Lynx announced yesterday that it had obtained commitments to a private equity financing of up to approximately $22.6 million.

Norrie Russell, Ph.D., President and Chief Executive Officer of Lynx, said, "Our plan is to focus our resources on those areas that we feel have the greatest commercial value. We recognize and thank our former employees for their contributions. Accordingly, we planned this workforce reduction with sensitivity and respect." Dr. Russell added, "We believe that MPSS(TM) can achieve greater market penetration and a much higher level of commercial success. In addition, we consider our Protein ProFiler(TM) proteomics technology to be a valuable asset because of its development progress to date, and the likelihood for commercial success."

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone(TM) technology, Lynx's unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone(TM) technology and MPSS(TM) together provide comprehensive and quantitative digital gene expression data. Lynx is also developing a proteomics technology, Protein ProFiler(TM), which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the expansion of Lynx's commercial applications of its technologies, future revenues and the potential success of commercialization efforts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Lynx's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lynx does not undertake any obligation to update forward-looking statements.


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